UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexPoint Advisors, L.P. (“NexPoint”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and an accompanying BLUE proxy card to be used to solicit votes for the upcoming special meeting of stockholders (the “Special Meeting”) of TICC Capital Corp. (the “Company”): (i) AGAINST the Company’s proposal to approve a new investment advisory agreement between the Company and TICC Management, LLC, (ii) FOR a competing slate of six director nominees nominated by NexPoint and (iii) AGAINST the Company’s proposal to adjourn the Special Meeting in the event that a quorum is present and the Company’s proposals did not receive sufficient votes for approval. Attached are additional materials prepared by NexPoint in connection with the solicitation.

TICC Capital Corp. Ordered to Correct False and Misleading Proxy Materials, Enjoined From Holding Special Meeting

DALLAS, October 26, 2015 – NexPoint Advisors, L.P. (“NexPoint”) today announced that the United States District Court for the District of Connecticut has issued an order enjoining TICC Capital Corp. (NASDAQ: TICC) (“TICC” or the “Company”), its President and its Board of Directors (the "Board") from holding the special meeting of stockholders previously scheduled for October 27 (the "Special Meeting") until the Company corrects several materially false and misleading portions of its proxy statement so that stockholders are fully informed of the Board’s conduct and incentives related to the Benefit Street Partners (“BSP”) transaction.

Specifically, the court ruled that TICC made several material misrepresentations to stockholders in its proxy statement and other proxy materials, has ordered TICC to file revised proxy materials with regard to the points below, and has delayed the Special Meeting until the court is satisfied that corrective disclosure has been made.

•	The benefits to be received by Board members Cohen and Royce and TICC President Rosenthal. The court found that TICC violated federal securities laws by not disclosing the substantial compensation that these individuals stood to gain from the BSP transaction. Industry analysts believe the payment to these individuals may be as high as $60 million (a number which NexPoint believes was originally as high as $132 million prior to NexPoint’s involvement); value that stockholders would be deprived of in order to enrich the interested directors and departing management team.

o	The court found that the “omission of those amounts by TICC is materially false or misleading and is thereby in violation of [federal securities law],” and further, that “[v]ague descriptors such as a ‘significant conflict’ and ‘substantial payments’ do not present the true nature of Cohen, Royce, and Rosenthal’s multi-million dollar interests in the approval of [the BSP] deal being presented to shareholders as in their best interest.” (emphasis in original)

•	TICC’s engagement with NexPoint: The court also found that TICC misrepresented its engagement with NexPoint, or lack thereof, to stockholders and would not allow TICC to mischaracterize the Board’s perfunctory requests for information as substantive negotiations.

o	The court found it “apparent that a reasonable shareholder would place importance on the level of interaction the Board had with a third-party competing against a proposal being presented to them, specifically where the proposal favored by the Board is one that would provide tens of millions of dollars to certain of that board's members.”

•	The counsel provided by Wachtell and Morgan Stanley: The court took a similarly dim view of the Board’s attempt to cloak its self-serving and conflicted rejection of NexPoint’s offer with the imprimatur of law firm Wachtell, Lipton, Rosen & Katz and investment bank Morgan Stanley when in fact such firms were only engaged after the decision to deny NexPoint’s proposal had been made and did not counsel the Board on the merits of the NexPoint proposal.

o	The Court found that TICC’s linguistic gymnastics with respect to the Company’s disclosure on advisory counsel can “reasonably be regarded as an effort to mislead stockholders.”

While the court did not order the NexPoint nominees to be included on the ballot, NexPoint does not believe the court considered the permissibility of a conditional election as a matter of law, and intends to continue to litigate that important issue and seek further relief prior to the rescheduled meeting.

“As expected the court saw through TICC and the Board’s willful misstatements and continued attempts to conceal essential facts in order to mislead stockholders and distract them from several glaring deficiencies and conflicts related to the BSP transaction,” said Thomas Surgent, NexPoint partner and deputy general counsel. “We remain undaunted in our view that a soviet-style election like the one presented to TICC stockholders is illegal as a matter of law and NexPoint will continue to do what is in the best interests of stockholders by protecting their rights and investment through the legal system. NexPoint believes that stockholders will be irreparably harmed in the event that TICC fails to include NexPoint’s nominees on the ballot for the Special Meeting and will pursue all available remedies to ensure recognition of its nominees, including asking the court to set aside the election results if NexPoint’s nominees are not on the ballot. We look forward to the next steps in this process.”

Please visit www.timetochangeticc.com for further information regarding NexPoint’s proposals, including press releases, board nominees, questions and answers, SEC filings and proxy materials.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $20 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is indirectly wholly owned by a trust that is beneficially owned and controlled by James Dondero. Highland Capital Management, L.P. ("Highland") is ultimately controlled by James Dondero and is therefore an affiliate of, and under common control with, NexPoint, which shares personnel and other resources with Highland. Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It
NexPoint has filed a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and proxy card have been distributed to stockholders. The proxy statement and other relevant materials, and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. This is not the Company’s or TSLX’s proxy statement.

If you have any questions, need free copies of the proxy statement or other relevant materials, or need assistance voting your Shares, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Stockholders Call Toll−Free at: 866-416-0556
Banks and Brokers Call Collect at: 212-269-5550
Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock1 of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, are set forth in the proxy statement filed with the SEC by NexPoint.

Third Party Information

These materials may contain or refer to news, commentary and other information sourced from persons or companies that are not affiliated with NexPoint. The author and source of any third party information and the date of its publication are clearly and prominently identified. NexPoint has neither sought nor obtained permission to use or quote such third party information. NexPoint cannot guarantee the accuracy, timeliness, completeness or availability of such third party information, and does not explicitly or implicitly endorse or approve such third party information. NexPoint, the Nominees and their affiliates shall not be responsible or have any liability for any misinformation or inaccuracy in such third party information.

Cautionary Statement Regarding Forward-Looking Statements

These materials may contain forward-looking statements.  All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak

1 If appointed as investment adviser of the Company, NexPoint intends to make an investment of at least $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment. This represents about 2.88 million shares, or approximately 4.8% of all outstanding shares at closing on September 18, 2015.

only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements.  Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of NexPoint.  Although NexPoint believes that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate.  In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved.  NexPoint will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Media Contact
Brian H. Schaffer
Prosek Partners
212-279-3115 229
bschaffer@prosek.com

Investor Contact
D.F. King & Co., Inc.
Stockholders 866-416-0556
Bank and Brokers 212-269-5550
TICC@dfking.com